                             AMES DEPARTMENT STORES, INC.          Exhibit 20-B
                              FEBRUARY RESULTS VS. PLAN             Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                                     Feb and Yearto-Date 1996
                                                                           Last
                                                       Actual Plan (a)   Yr (b)
INCOME SUMMARY:
Net Sales                                              $128.9   $133.0   $124.4

FIFO  Margin     $                                       30.7     31.6     29.4
      Margin     %                                       23.8%    23.8%    23.6%

Total Expenses                                          (39.1)   (40.7)   (40.2)

Other Income/Property Gains                               1.4      1.7      1.8
                                                     ---------------------------
EBITDA                                                   (7.0)    (7.4)    (9.0)

Depreciation and Amort (net)                             (0.4)    (0.4)    (0.1)
Net Interest Expense                                     (1.3)    (1.3)    (1.4)
Other Expenses, Incl LIFO                                   -        -        -
Non-Cash Inc. Tax Ben.                                    2.6      2.7      3.2

                                                     ---------------------------
Net Income (Loss)                                       ($6.1)   ($6.4)   ($7.3)
                                                     ===========================


                                                      Balance at end of Period
                                                                         Last
                                                      Actual  Plan (a)   Yr (b)
                                                     ---------------------------
BALANCE SHEET SUMMARY:
Cash and Cash Equivalents                               $22.9    $19.3    $22.0
Merchandise Inventories, LIFO                           409.9    451.8    461.5
Other Current Assets                                     37.9     34.1     32.7
                                                     ---------------------------
      Total Current Assets                              470.7    505.2    516.2
Net Fixed Assets                                         56.0     64.1     41.3
Long-Term Assets                                          5.6      5.1      5.6
                                                     ---------------------------
      Total Assets                                     $532.3   $574.4   $563.1
                                                     ===========================

Trade Accounts Payable                                 $131.8   $162.3   $146.1
Short-Term Debt (Revolver)                               35.3     40.0     31.5
Other Current Liabilities                               177.3    184.0    163.1
                                                     ---------------------------
      Total Current Liabilities                         344.4    386.3    340.7

Long-Term Debt                                           14.8     15.6     30.0
Other Long-Term Liabilities                              35.3     35.4     43.9

Unfavorable Lease Liability                              18.5     18.5     22.7
Fresh-start Excess Net Assets (Negative Goodwill)        42.0     42.0     48.2

Paid-In-Capital                                          81.0     81.0     81.0
Retained Earnings (Deficit)                              (3.7)    (4.4)    (3.4)
                                                     ---------------------------
      Total Stockholders' Equity                         77.3     76.6     77.6
                                                     ---------------------------
      Total Liabilities & Equity                       $532.3   $574.4   $563.1
                                                     ===========================

  (a) As reported on Form 8-K dated February 21, 1996.
  (b) Certain reclassifications have been made in the fiscal 1995 account balances:
      (i) Net sales have been restated to reflect the effect of recording senior citizen discounts as markdowns which conforms with the fiscal 1996 treatment. This restatement has no impact on the fiscal 1995 reported gross margin, EBITDA and net income.
      (ii)EBITDA has been restated to reflect the cash disbursements related to the closing of a distribution center for which a reserve had been established in fiscal 1994. This restatement has no impact on fiscal reported net income.

NOTE: EBITDA, as amended in January, 1996, is earnings (loss) before net interest expense, income taxes, LIFO expense, extraordinary or non-recurring items (including certain pre-opening expenses), depreciation, amortization and other non-cash charges and gain or loss on the sale of properties after January 28, 1996.

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